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                                                                      EXHIBIT 21

                          Subsidiaries of Registrant

                        NOVA Information Systems, Inc.
                          Key Merchant Services, LLC
                          Elan Merchant Services, LLC
                         NOVA Asset Management Company
                            NOVA Licensing Company
                            NOVA Ga. Command, Inc.
                             NOVA TN Command, Inc.
                       NOVA Information Services Company
                          NOVA Georgia Services, L.P.
                  First Savings Bank Merchant Division, Inc.
                         Beacon Financial Group, Inc.
                             LADCO Financial Group
                            LADCO Finance Corp. IV
                             LADCO Funding Corp. V
                            LADCO Funding Corp. VI
                            LADCO Funding Corp. VII